UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 10, 2015, Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement with funds managed by The Baupost Group, L.L.C. (the “Purchase Agreement”), pursuant to which the Company sold for an aggregate price of approximately $60.0 million, 20,000,000 shares of its common stock (the “Shares”) and warrants to purchase up to 5,000,000 additional shares of common stock (the “Warrants”) for an exercise price of $6.00 per share (the “Private Placement”).

The Company intends to use the proceeds from the Private Placement to initiate key steps to enable a launch of Mysimba in Europe in the second half of 2016 and, while ex-U.S. partnership discussions continue, to provide the Company with the flexibility to structure these relationships to retain greater ownership and more of the value of Contrave/Mysimba. The Company also plans to pursue acquisitions of a diversified portfolio of commercial assets in order to leverage the potential of commercial capabilities we may build in order to maximize profitability and shareholder value and for general working capital purposes.

Under the terms of the Purchase Agreement, the Company has agreed to file, within 90 days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission to register for resale the Shares and the shares of common stock issuable upon the exercise of the Warrant, which registration statement is required under the Purchase Agreement to become effective no later than 150 days following the closing. The Company will be required to pay liquidated damages of 1% of the aggregate purchase price per month if it does not meet certain obligations with respect to the registration of the Shares and the shares of common stock issuable upon the exercise of the Warrant. The Company will bear all expenses of such registration of the resale of the Shares and the shares of common stock issuable upon the exercise of the Warrant.

The foregoing is a summary of the terms of the Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities

On September 10, 2015, the Company completed the Private Placement of the Shares and Warrants. Pursuant to the terms of the Purchase Agreement, the Company sold 20,000,000 shares of its common stock and Warrants to purchase up to 5,000,000 additional shares of common stock for an exercise price of $6.00 per share. The price per Share and 0.25 of a Warrant in the Private Placement was $3.00. The Purchase Agreement, including the form of Warrant and other exhibits thereto, is attached hereto as Exhibit 10.1, and incorporated herein by reference.

The Shares and Warrants issued to the purchasers have not been registered under the Securities Act or any state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and the rules and regulations promulgated thereunder and on similar exemptions under applicable state securities laws. Each of the purchasers represented that it was an accredited investor and that it was acquiring the Shares and Warrants for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

As described in Item 1.01 of this current report, which is incorporated by reference into this Item 3.02, the Company has agreed to file a registration statement for the resale of the Shares and the shares of common stock issuable upon the exercise of the Warrants. The Shares and the Warrants may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws. Neither this current report nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 8.01. Other Events.

The press release, dated September 10, 2015, announcing the Private Placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Purchase Agreement, dated September 10, 2015, by and among Orexigen Therapeutics, Inc. and funds managed by The Baupost Group, L.L.C. (including the Form of Warrant attached thereto as Exhibit B).

99.1	Press release dated September 10, 2015.

Forward-Looking Statements

Certain statements in this report that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements relating to the filing of a registration statement pursuant to the Purchase Agreement and future obligations of the parties, as well as the proposed use of proceeds from the Private Placement. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those stated in any such statements due to various factors, including the Company’s ability to complete the filing of the registration statement and to secure an order from the Securities and Exchange Commission declaring the registration statement effective as well as other factors, some of which are discussed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orexigen Therapeutics, Inc.

	By:	/s/ Joseph P. Hagan
Date: September 10, 2015		Joseph P. Hagan
EVP, Chief Business and Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated as of September 10, 2015, by and among Orexigen Therapeutics, Inc. and funds managed by The Baupost Group, L.L.C. (including the Form of Warrant attached thereto as Exhibit B).

99.1	Press release dated September 10, 2015.